Filed Pursuant to Rule 424(b)(2)
                                        Registration No. 333-60474

Pricing Supplement No. 14 dated April 10, 2003
(to Prospectus Supplement dated December 23, 2002
and Prospectus dated June 14, 2001)
                        LEHMAN BROTHERS HOLDINGS INC.

                          Lehman Notes, Series A
                Due Nine Months or More from the Date of Issue

Trade Date:             April 10, 2003
Issue Date:             April 15, 2003


CUSIP           Aggregate       Price           Gross        Named
Number          Principal       to Public       Agents'      Agents'
                Amount                          Concession   Concession

52519FBA8       $10,129,000.00  100.00%         2.70%        2.50%


Dealers'        Net Proceeds    Interest
Selling         to Issuer       Rate per
Concession                      Annum

2.00%           $9,855,517.00   5.50%


CUSIP Number    Interest        First Interest  Maturity    Survivor's Option
                Payment Dates   Payment Date    Date        (Yes/No)

52519FBA8       Monthly on      May 15, 2003    April 15,   Yes
                the 15th,                       2023
                and on the
                Maturity Date


Right of Issuer to Redeem Notes or of Holder to Require Repayment of Notes

The Note may be redeemed prior to the Maturity Date at the option of Lehman Brothers Holdings, in whole or in part, at a price equal to 100% of the principal amount being redeemed, monthly on the 15th, commencing May 15, 2008. Notice of redemption will be given not more than 60 nor less than 30 days prior to the redemption date.

The holder of the Note may not elect repayment of the Note by Lehman Brothers Holdings prior to the Maturity Date except pursuant to the Survivor's Option, if applicable.

Other Terms:    None
Capitalized terms used herein without definition have the meanings ascribed to them in the Prospectus Supplement and Prospectus.